Exhibit a(32)

VALIC COMPANY I

ARTICLES OF AMENDMENT

VALIC COMPANY I, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by redesignating the Foreign Value Fund, a series of the Corporation’s common stock, par value $0.01 per share, as the “International Value Fund.” Any reference to the Foreign Value Fund in the Charter shall be changed to “International Value Fund.”

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective as of the 10th day of September, 2018.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 6th day of September, 2018.

ATTEST:		VALIC COMPANY I

By:	Edward J. Gizzi	By:	/s/ Kathleen D. Fuentes
	Name: Edward J. Gizzi		Name: Kathleen D. Fuentes
	Title: Assistant Secretary		Title: Vice President and Secretary

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